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                                                                    EXHIBIT 4.55


                                                                             CTC
                                                                  LOAN NO. T0362


                                PROMISSORY NOTE

                              CTC FINANCIAL, INC.

                            LAKE CHARLES, LOUISIANA

$18,000,000                                               DATED:  APRIL 20, 1995


         FOR VALUE RECEIVED, CTC FINANCIAL, INC. (the "Borrower"), promises to pay to the order of COBANK, ACB (the "Payee"), at the times and in the manner set forth in that certain Loan Agreement, dated as of even date herewith, and numbered T0362, by and between the Borrower and the Payee (as that agreement may be amended, supplemented, extended or restated from time to time, the "Loan Agreement"), the principal sum of EIGHTEEN MILLION DOLLARS ($18,000,000) or such lesser amount as may be advanced hereunder, together with interest on the unpaid principal balance hereof at the rate or rates provided for in the Loan Agreement.

         This Note is given for one or more advances to be made by the Payee to the Borrower pursuant to the Loan Agreement, all of the terms and provisions of which are incorporated herein by reference. Advances, accrued interest and payments shall be posted by the Payee upon an appropriate accounting record, which record (and all computer printouts thereof) shall constitute prima facie evidence of the outstanding principal and interest on the advances.

         The Borrower hereby waives presentment for payment, demand, protest, and notice of dishonor and nonpayment of this Note, and all defenses on the ground of delay or of any extension of time for the payment hereof which may be hereafter given by the holder or holders hereof to it or to anyone who has assumed the payment of this Note, and it is specifically agreed that the obligations of the Borrower shall not be in anywise affected or altered to the prejudice of the holder or holders hereof by reason of the assumption of payment of the same by any other person or entity.

         Should this Note be placed in the hands of an attorney for collection or the services of any attorney become necessary in connection with enforcing its provisions, the Borrower agrees to pay reasonable attorneys' fees, together with all costs and expenses incident thereto, to the extent allowed by law. Except to the extent governed by applicable federal law, this Note shall be governed by and construed in accordance with the laws of the State of Louisiana without reference to choice of law doctrine.

         IN WITNESS WHEREOF, the Borrower has caused this Note to be executed, attested and delivered under seal by its duly authorized officers as of the date first shown above.



                                        CTC FINANCIAL, INC.



                                        By:
                                           ------------------------------------
[CORPORATE SEAL]                           Name:  William L. Henning, Jr.
                                           Title:    President


                                        Attest:
                                               --------------------------------
                                               Name:  Thomas G. Henning
                                               Title:    Secretary